NEWS RELEASE

Visteon Corporation Board Extends Deadline for Nomination of Directors

VAN BUREN TOWNSHIP, March 16, 2012 –Visteon Corporation (NYSE: VC) announced today that its board of directors will continue to accept shareholder nominations of persons for election to the board at the upcoming 2012 annual meeting of shareholders until a date which occurs ten days after the filing of the company’s proxy statement in late April. The annual meeting is scheduled for June 14, 2012.

Additionally, the board of directors anticipates that some current members of the board may not seek to be re-elected to the board at the 2012 annual meeting. The board has created a special committee to identify candidates for any such vacancies and encourages shareholders to identify qualified candidates for consideration on or before April 1. The specific requirements to nominate a director are set forth in section 2, article III of Visteon’s bylaws, which are available on Visteon’s website at www.visteon.com.

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Michigan (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 26,000 people. Learn more at www.visteon.com.

Contact:

Media:

Jim Fisher

+734-710-5557

+734-417-6184 – mobile

jfishe89@visteon.com

Annouk Ruffo Leduc

+86-21-6192 9824

aruffole@visteon.com

Investors:

Chuck Mazur

734-710-5800

investor@visteon.com